UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2013

MERISEL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	01-17156 (Commission File Number)	95-4172359 (I.R.S. Employer Identification Number)

132 West 31st Street, 5th Floor, New York, NY 10001
(Address of principal executive offices and zip code)

(212) 594-4800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.            Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 of this Current Report on Form 8-K relating to an agreement between Victor L. Cisario and Merisel, Inc. (the “Company”) is hereby incorporated in this Item 1.01 by reference.

Item 1.02.            Termination of a Material Definitive Agreement.

The information set forth under Item 5.02 of this Current Report on Form 8-K relating to an agreement between Victor L. Cisario and the Company is hereby incorporated in this Item 1.02 by reference.

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2013, the Board of Directors of Merisel and Victor L. Cisario agreed that Mr. Cisario will no longer serve in the position of Chief Financial Officer of the Company and as an officer of the Company’s various subsidiaries effective as of February 13, 2013.  From February 14, 2013 to March 31, 2013 (the “Employment Period”), Mr. Cisario will continue as a special project employee of the Company.  Mr. Cisario has resigned as an employee of the Company effective March 31, 2013.

On February 13, 2013, in connection with Mr. Cisario’s resignation, the Company and Mr. Cisario entered into an agreement whereby, among other things, (a) Mr. Cisario’s employment agreement with the Company dated May 6, 2009, a copy of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 12, 2009, was terminated effective as of February 13, 2013, (b) Mr. Cisario agreed to continue as a special project employee of the Company during the Employment Period, (c) throughout the Employment Period, the Company shall continue to pay Mr. Cisario his current salary ($300,000 on an annualized basis), (d) after March 31, 2013,  upon delivery of a release in favor of the Company, Mr. Cisario shall be paid, in 19 bi-weekly installments over the remaining nine months of the year, severance equal to an aggregate amount of two hundred twenty-five thousand dollars ($225,000) less applicable withholdings and deductions, and (e) Mr. Cisario agreed not to compete with the Company through the period ending on the first anniversary of the end of the Employment Period, and not to solicit employees or customers of the Company through the period ending on the second anniversary of the Employment Period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merisel, Inc.

Date: February 19, 2013	By:	/s/ Terry A. Tevis
	Name:	Terry A. Tevis
	Title:	Chief Executive Officer and President